Exhibit 99.1

News Release

Contacts:
Steve Dale	Judith T. Murphy
Media	Investors/Analysts
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS NET INCOME
FOR THE FOURTH QUARTER OF 2008
     MINNEAPOLIS, January 21, 2009 — U.S. Bancorp (NYSE: USB) today reported net income of $330 million for the fourth quarter of 2008. Diluted earnings per common share of $.15 in the current quarter were lower than the $.53 of diluted earnings per common share reported for the fourth quarter of 2007. Included in fourth quarter of 2008 results were securities and other market valuation losses totaling $.09 per diluted common share and a provision for credit losses in excess of net charge-offs equal to $.25 per diluted common share. Results for the fourth quarter included strong year-over-year growth in net interest income and average loans and deposits, as the Company continued to benefit from the “flight to quality” by customers seeking banks with strong capital and the ability to provide them with financial products and services during this period of economic uncertainty. Highlights for the fourth quarter of 2008 included:
•	Average loan growth of 17.0 percent (12.7 percent excluding acquisitions) over the fourth quarter of 2007, driven by:
•	Average total commercial loan growth of 14.7 percent, principally in high quality corporate lending

•	Average retail loan growth of 17.0 percent, led by credit card balances, home equity lines and student loans
•	Average loan growth of 6.4 percent (3.1 percent excluding acquisitions, 12.4 percent annualized) over the third quarter of 2008, including:
•	Average total commercial loan growth of 4.3 percent (17.2 percent annualized)

•	Average total commercial real estate growth of 2.9 percent (11.6 percent annualized)

•	Average retail loan growth of 3.6 percent (14.4 percent annualized)

U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

•	Average deposit growth of 15.2 percent (9.6 percent excluding acquisitions) over the fourth quarter of 2007, including:
•	Average noninterest-bearing deposits growth of 17.8 percent

•	Average total savings deposits growth of 9.5 percent

•	Total deposit growth of $19.8 billion, or 14.2 percent (5.8 percent excluding acquisitions), from September 30, 2008, to December 31, 2008
•	Net interest income growth of 22.6 percent over the fourth quarter of 2007, driven by:
•	Average earning assets growth of 12.8 percent

•	Net interest margin expansion to 3.81 percent in the fourth quarter of 2008 compared with 3.51 percent in the fourth quarter of 2007
•	Credit costs, as expected, trended higher, but coverage ratios remained strong:
•	Provision for credit losses exceeded net charge-offs by $635 million, resulting in an increase to the allowance for credit losses equal to 100 percent of net charge-offs for the quarter

•	Allowance to period-end loans increased to 1.96 percent at December 31, 2008, compared with 1.71 percent at September 30, 2008
•	The Company acquired the majority of the operations of Downey Savings and Loan and PFF Bank and Trust from the Federal Deposit Insurance Corporation (“FDIC”) on November 21, 2008. Combined, these acquisitions:
•	Added 213 branches, primarily in California, resulting in the Company now having the fourth largest branch network in that state and third largest in the southern California region

•	Increased loans $12.2 billion at December 31, 2008, and average loans $5.5 billion in fourth quarter of 2008. Approximately $11.5 billion of these loans are covered under loss sharing agreements with the FDIC limiting the Company’s credit loss exposure

•	Increased deposits $11.8 billion at December 31, 2008, and average deposit balances $5.2 billion in fourth quarter of 2008
•	Strong regulatory capital ratios at December 31, 2008, which included the impact of the preferred stock issuance to the Department of the U.S. Treasury in the fourth quarter of 2008:
•	Tier 1 capital ratio of 10.6 percent

•	Total risk-based capital ratio of 14.3 percent
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

EARNINGS SUMMARY								Table 1

($ in millions, except per-share data)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q08 vs	4Q08 vs	Full Year	Full Year	Percent
	2008	2008	2007	3Q08	4Q07	2008	2007	Change

Net income	$330	$576	$942	(42.7)	(65.0)	$2,946	$4,324	(31.9)
Diluted earnings per common share	.15	.32	.53	(53.1)	(71.7)	1.61	2.43	(33.7)

Return on average assets (%)	.51	.94	1.63			1.21	1.93
Return on average common equity (%)	5.3	10.8	18.3			13.9	21.3
Net interest margin (%)	3.81	3.65	3.51			3.66	3.47
Efficiency ratio (%)	50.6	48.1	55.1			47.4	49.7
Tangible efficiency ratio (%) (a)	48.2	45.8	52.5			45.1	47.1

Dividends declared per common share	$.425	$.425	$.425	—	—	$1.700	$1.625	4.6
Book value per common share (period-end)	10.47	11.50	11.60	(9.0)	(9.7)

(a)	computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding securities gains (losses), net and intangible amortization.
     U.S. Bancorp reported net income of $330 million for the fourth quarter of 2008, compared with $942 million for the fourth quarter of 2007. Diluted earnings per common share of $.15 in the fourth quarter of 2008 were lower than fourth quarter of 2007 by 71.7 percent, or $.38 per diluted common share. Return on average assets and return on average common equity were .51 percent and 5.3 percent, respectively, for the fourth quarter of 2008, compared with 1.63 percent and 18.3 percent, respectively, for the fourth quarter of 2007. Challenging market conditions continued and had an impact on the fourth quarter of 2008 results. Significant items in the fourth quarter of 2008 results included $253 million of securities losses, primarily impairment charges on securities related to structured investment vehicles. In addition, the Company increased the allowance for credit losses by recording $635 million of provision for credit losses in excess of net charge-offs. In total, significant items reduced earnings per diluted common share by approximately $.34. In the third quarter of 2008, the Company’s results were affected by similar items, including net securities impairments of $411 million, market valuation losses related to the bankruptcy of an investment banking firm and a $250 million provision for credit losses in excess of net charge-offs. In total, those items reduced third quarter of 2008 earnings per diluted common share by approximately $.28.
     U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “Once again, the Company’s results for the quarter reflected both the strength of our banking franchise and business mix and the challenges facing our industry today, including rising credit costs and market valuation risk. The results were marked by outstanding growth in loans and deposits and an expanded net interest margin, but
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

tempered by the unfavorable impact of higher credit losses and securities impairments. Fourth quarter’s earnings per diluted common share of $.15 were below both the same quarter of 2007 and the prior quarter of 2008. Although we were able to absorb the increased cost of credit and market-related write-downs, I am disappointed with the overall decline in this quarter’s earnings. I am, however, very proud of the fact that our Company has profitably navigated through this difficult environment, while continuing to build momentum for the future. For the full year 2008 our Company earned $2.9 billion, or $1.61 per diluted common share.
     “As I have said many times over the past year, U.S. Bancorp is “open for business”. The Company’s total average loans outstanding, excluding acquisitions, grew year-over-year by $19.2 billion (12.7 percent) and $5.2 billion (12.4 percent annualized) on a linked quarter basis. Importantly, during the fourth quarter, our business lines originated over $16 billion in new loans to business and consumers. This double-digit growth in average loans, as well as new loan originations, clearly demonstrates that we are “open” and continue to provide our current and newly acquired customers with access to the credit they need. The growth in loans, and an outstanding increase in total average deposits, excluding acquisitions, of $12.0 billion (9.6 percent) year-over-year and $5.8 billion (17.2 percent annualized) over the third quarter of 2008, also demonstrated that our Company is benefiting from the “flight-to-quality”. Coupled with an increase in the net interest margin during the fourth quarter, this balance sheet growth led to a 22.6 percent increase in net interest income year-over-year and a 9.9 percent increase in net interest income over the prior quarter. This growth helped to cushion the impact of higher credit costs, market-related write-downs and the deceleration of growth in some of the fee income categories tied to the economy and equity markets, once more proving the advantage of our diversified business mix.
     “Higher credit costs were a major contributor to the decline in net income this quarter, and the costs were in the middle of the range we communicated last December. Fourth quarter provision for credit losses of $1,267 million, exceeded net charge-offs by $635 million, or 100%. This incremental provision served to strengthen the ratio of allowance to period-end loans (excluding assets covered by the loss agreement with the FDIC) to 2.09 percent at December 31, 2008, from 1.71 percent at September 30, 2008. As expected, nonperforming assets were also higher, ending the quarter at $2,624 million, compared with $1,492 million at September 30, 2008. Included in this increase, however, were $643 million of assets covered by the loss agreements with the FDIC. Without the addition of the covered assets, nonperforming assets grew by $489 million, or 32.8 percent, quarter-over-quarter. Nonperforming assets to loans plus other real estate owned,
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

excluding covered assets, was 1.14 percent at December 31, 2008, moderately higher than the .88 percent the Company recorded at September 30, 2008. We intend to maintain the strength of our balance sheet throughout this credit cycle and beyond, and will rely on our solid, core operating earnings to absorb the higher, but manageable, credit-related costs that we expect in 2009.
     “On November 3, 2008, we announced our participation in the U.S. Treasury’s Capital Purchase Program, and, subsequently, issued $6.6 billion of preferred stock and related warrants to the U.S. Treasury. As our results and actions this quarter illustrated, we are actively lending to credit-worthy borrowers, we are investing in our businesses, we are supporting our communities and we are backing the efforts of the U.S. Treasury to stabilize the financial markets and increase the flow of credit to both consumers and businesses, all while creating long-term value for our shareholders.
     “Finally, I want to take this opportunity to thank all of our 56,000 employees, which includes our 3,000 new employees in California and Arizona. On January 15th, we held our second annual “all employee meeting”. Over 34,000 employees across our franchise, including Europe, gathered in 70 locations and on conference calls to celebrate their collective hard work, adept decision-making, dedication to our customers and communities, and loyalty to our Company. Our future is brighter because of our employees’ extraordinary efforts, and I look forward to the coming year knowing that our employees are engaged and committed to maintaining and enhancing our position as one of the leaders in the financial services industry.”
     The Company’s net income for the fourth quarter of 2008 decreased by $612 million (65.0 percent) from the same period of 2007 and $246 million (42.7 percent) on a linked quarter basis. The reduction in net income on both a year-over-year and linked quarter basis was principally the result of an increase in the provision for credit losses. Total revenue grew during these periods driven by strong growth in net interest income, offset by securities impairments and lower fee based revenue as consumers and businesses reduced spending.
     Total net revenue on a taxable-equivalent basis for the fourth quarter of 2008 was $3,624 million; $50 million (1.4 percent) higher than the fourth quarter of 2007, reflecting a 22.6 percent increase in net interest income and a 19.2 percent decrease in noninterest income. The increase in net interest income year-over-year (22.6 percent) and on a linked quarter basis (9.9 percent, 39.6 percent annualized) was a result of growth in average earning assets and an increase in net interest margin. Noninterest income declined from a year ago as payment services, trust and investment management fees and deposit service charges were
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

affected by the impact of the slowing economy on equity valuations and customer behavior. In addition, noninterest income was adversely impacted by securities impairments, market-related valuation losses and retail lease residual losses. Noninterest income on a linked quarter basis increased modestly, as the reduction in securities impairments was offset by lower fee income.
     Total noninterest expense in the fourth quarter of 2008 was $1,960 million; $8 million (.4 percent) lower than the fourth quarter of 2007, and $137 million (7.5 percent) higher than the third quarter of 2008. Total noninterest expense was relatively flat year-over-year because higher costs associated with business initiatives designed to expand the Company’s geographic presence and strengthen customer relationships, including the Mellon 1st Business Bank, Downey Savings and Loan and PFF Bank and Trust acquisitions and investments in relationship managers, branch initiatives, and Payment Services’ businesses, were offset by the favorable variance associated with a $215 million charge recognized in the fourth quarter of 2007 related to the Company’s proportionate share of contingent obligations to indemnify Visa Inc. for certain litigation matters (“Visa Charge”). Operating expense also included higher credit collection costs and incremental costs associated with investments in tax-advantaged projects. The increase on a linked quarter basis was principally the result of acquisitions, seasonally higher expenses for marketing and business development campaigns, higher professional service fees and investments in tax-advantaged projects, as well as increased costs related to foreclosed real estate.
     On November 21, 2008, the Company acquired substantially all of the assets and assumed all of the deposits and most of the liabilities of Downey Savings and Loan and PFF Bank and Trust (“Downey and PFF acquisitions”) from the FDIC. In connection with these acquisitions, the Company entered into loss sharing agreements with the FDIC (“Loss Sharing Agreements”) providing for specified credit loss and asset yield protection for all single family residential mortgages and a significant portion of commercial and commercial real estate loans and foreclosed real estate (“covered assets”). The Company estimated that the covered assets would incur approximately $4.7 billion of cumulative credit losses. These losses will be offset by an estimated $2.4 billion benefit to be received by the Company under the Loss Sharing Agreements. Under the terms of the Loss Sharing Agreements, the Company will incur the first $1.6 billion of specified contractual losses (“First Loss Position”) on covered assets, which was approximately the amount of the predecessors’ net assets. The Company acquired these net assets for a nominal amount of consideration. After the First Loss Position, the Company will incur 20 percent of the next $3.1 billion of specified contractual losses and only 5 percent of specified losses beyond that limit. The Company estimates
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

its share of those losses will be approximately $.7 billion. The impact of estimated credit losses on future cash flows from the acquired loan portfolios was included in the determination of the estimated value of the loans at the date of the acquisition.
     As required by existing accounting standards, the Company identified the acquired non-revolving loans experiencing credit deterioration, representing the majority of the assets acquired, and recorded these assets in the financial statements at their estimated fair market value to reflect expected credit losses and the estimated impact of the Loss Sharing Agreements. As a result, the Company will not record additional provision for credit losses or report charge-offs on these loans unless further credit deterioration occurs after the date of acquisition. The Company recorded all other loans at the predecessors’ book value, net of fair value adjustments for any interest-rate related discount or premium, and an allowance for credit losses. In an effort to enhance information related to the Company’s credit quality, the Company’s financial disclosures segregate acquired covered assets from assets not subject to Loss Sharing Agreements.
     The Company’s provision for credit losses considers changes in credit quality of the recorded value for the entire portfolio of loans net of the credit loss protection available under the Loss Sharing Agreements with the FDIC. The provision for credit losses for the fourth quarter of 2008 was $1,267 million, an increase of $519 million over the third quarter of 2008 and $1,042 million over the fourth quarter of 2007. The provision for credit losses exceeded net charge-offs by $635 million in the fourth quarter of 2008 and $250 million in the third quarter of 2008. The increase in the provision for credit losses from a year ago reflects continuing stress in residential real estate markets, driven by declining home prices in most geographic regions. It also reflects deteriorating economic conditions and the corresponding impact on the commercial and consumer loan portfolios. Net charge-offs in the fourth quarter of 2008 were $632 million, compared with net charge-offs of $498 million in the third quarter of 2008 and $225 million in the fourth quarter of 2007. Given current economic conditions and the continuing decline in home and other collateral values, the Company expects net charge-offs to increase during 2009.
     Nonperforming assets were $2,624 million at December 31, 2008, compared with $1,492 million at September 30, 2008, and $690 million at December 31, 2007. This increase included $643 million of covered assets related to the Downey and PFF acquisitions. The majority of these nonperforming assets were subject to the Loss Sharing Agreements with the FDIC and were recorded at their estimated fair value at the date of acquisition. The remaining increase was driven by continuing stress in residential home construction and related industries, as well as the residential mortgage portfolio, an increase in foreclosed
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

properties, and the impact of the economic slowdown on other commercial customers. The ratio of the allowance for credit losses to total loans not subject to loss sharing was 2.09 percent at December 31, 2008, compared with 1.71 percent at September 30, 2008, and 1.47 percent at December 31, 2007. The ratio of the allowance for credit losses to total loans, including loans subject to the FDIC Loss Sharing Agreements, was 1.96 percent at December 31, 2008. The Company anticipates that nonperforming assets will continue to increase during 2009 as deteriorating economic conditions begin to impact most commercial and consumer loan categories.

INCOME STATEMENT HIGHLIGHTS								Table 2
(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change
	4Q	3Q	4Q	4Q08 vs	4Q08 vs	Full Year	Full Year	Percent
	2008	2008	2007	3Q08	4Q07	2008	2007	Change

Net interest income	$2,161	$1,967	$1,763	9.9	22.6	$7,866	$6,764	16.3
Noninterest income	1,463	1,412	1,811	3.6	(19.2)	6,811	7,296	(6.6)

Total net revenue	3,624	3,379	3,574	7.3	1.4	14,677	14,060	4.4
Noninterest expense	1,960	1,823	1,968	7.5	(.4)	7,414	6,986	6.1

Income before provision and taxes	1,664	1,556	1,606	6.9	3.6	7,263	7,074	2.7
Provision for credit losses	1,267	748	225	69.4	nm	3,096	792	nm

Income before taxes	397	808	1,381	(50.9)	(71.3)	4,167	6,282	(33.7)
Taxable-equivalent adjustment	40	34	22	17.6	81.8	134	75	78.7
Applicable income taxes	27	198	417	(86.4)	(93.5)	1,087	1,883	(42.3)

Net income	$330	$576	$942	(42.7)	(65.0)	$2,946	$4,324	(31.9)

Net income applicable to common equity	$260	$557	$927	(53.3)	(72.0)	$2,823	$4,264	(33.8)

Diluted earnings per common share	$.15	$.32	$.53	(53.1)	(71.7)	$1.61	$2.43	(33.7)

Net Interest Income
     Fourth quarter net interest income on a taxable-equivalent basis was $2,161 million, compared with $1,763 million in the fourth quarter of 2007, an increase of $398 million (22.6 percent). The increase was a result of growth in average earning assets, as well as a higher net interest margin than a year ago. Average earning assets for the period increased compared with the fourth quarter of 2007 by $25.7 billion (12.8 percent, 9.4 percent excluding acquisitions), primarily driven by an increase of $25.8 billion (17.0 percent) in average loans. During the fourth quarter of 2008, the net interest margin increased to 3.81 percent compared with 3.51 percent in the fourth quarter of 2007. The net interest margin increased because of growth in average loans at higher credit spreads, asset/liability re-pricing in a declining rate environment,
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

wholesale funding mix during a period of significant volatility in short-term funding markets and the benefit of net free funds.
     Net interest income increased $194 million (9.9 percent) over the prior quarter of 2008. This increase was a result of growth in average earning assets of $11.0 billion (5.1 percent, 2.5 percent without the impact of acquisitions) and an increase in the net interest margin from 3.65 percent in the third quarter of 2008 to 3.81 percent in the current quarter.

NET INTEREST INCOME								Table 3
(Taxable-equivalent basis; $ in millions)
				Change	Change
	4Q	3Q	4Q	4Q08 vs	4Q08 vs	Full Year	Full Year
	2008	2008	2007	3Q08	4Q07	2008	2007	Change

Components of net interest income
Income on earning assets	$3,195	$3,110	$3,431	$85	$(236)	$12,630	$13,309	$(679)
Expense on interest-bearing liabilities	1,034	1,143	1,668	(109)	(634)	4,764	6,545	(1,781)

Net interest income	$2,161	$1,967	$1,763	$194	$398	$7,866	$6,764	$1,102

Average yields and rates paid
Earning assets yield	5.63%	5.77%	6.81%	(.14)%	(1.18)%	5.87%	6.84%	(.97)%
Rate paid on interest-bearing liabilities	2.16	2.45	3.83	(.29)	(1.67)	2.58	3.91	(1.33)

Gross interest margin	3.47%	3.32%	2.98%	.15%	.49%	3.29%	2.93%	.36%

Net interest margin	3.81%	3.65%	3.51%	.16%	.30%	3.66%	3.47%	.19%

Average balances
Investment securities	$41,974	$42,548	$42,525	$(574)	$(551)	$42,850	$41,313	$1,537
Loans	177,205	166,560	151,451	10,645	25,754	165,552	147,348	18,204
Earning assets	225,986	214,973	200,307	11,013	25,679	215,046	194,683	20,363
Interest-bearing liabilities	190,856	185,494	172,999	5,362	17,857	184,932	167,196	17,736
Net free funds (a)	35,130	29,479	27,308	5,651	7,822	30,114	27,487	2,627

(a)	Represents noninterest-bearing deposits, allowance for loan losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other noninterest-bearing liabilities and equity.
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

AVERAGE LOANS								Table 4
($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q08 vs	4Q08 vs	Full Year	Full Year	Percent
	2008	2008	2007	3Q08	4Q07	2008	2007	Change

Commercial	$50,328	$48,137	$43,649	4.6	15.3	$47,903	$42,087	13.8
Lease financing	6,608	6,436	5,978	2.7	10.5	6,404	5,725	11.9

Total commercial	56,936	54,573	49,627	4.3	14.7	54,307	47,812	13.6

Commercial mortgages	22,967	22,302	19,775	3.0	16.1	21,705	19,650	10.5
Construction and development	9,691	9,446	8,983	2.6	7.9	9,405	8,942	5.2

Total commercial real estate	32,658	31,748	28,758	2.9	13.6	31,110	28,592	8.8

Residential mortgages	23,430	23,309	22,670	.5	3.4	23,257	22,085	5.3

Credit card	12,976	12,217	10,621	6.2	22.2	11,954	9,574	24.9
Retail leasing	5,062	5,200	6,123	(2.7)	(17.3)	5,395	6,512	(17.2)
Home equity and second mortgages	18,691	17,858	16,343	4.7	14.4	17,550	15,923	10.2
Other retail	22,247	21,655	17,309	2.7	28.5	20,671	16,850	22.7

Total retail	58,976	56,930	50,396	3.6	17.0	55,570	48,859	13.7

Total loans, excluding covered assets	172,000	166,560	151,451	3.3	13.6	164,244	147,348	11.5

Covered assets	5,205	—	—	nm	nm	1,308	—	nm

Total loans	$177,205	$166,560	$151,451	6.4	17.0	$165,552	$147,348	12.4

     Total average loans, excluding covered assets, for the fourth quarter of 2008 were $172.0 billion; 13.6 percent higher than the fourth quarter of 2007, driven by growth in the majority of loan categories. The increase in total average loans included growth in average total retail loans of $8.6 billion (17.0 percent), total commercial loans of $7.3 billion (14.7 percent), total commercial real estate loans of $3.9 billion (13.6 percent) and residential mortgages of $760 million (3.4 percent). Retail loan growth for the fourth quarter of 2008 over the same quarter of 2007 included a $4.0 billion increase in federally guaranteed student loan balances resulting from a portfolio purchase, from the transfer of loans held for sale to held for investment and from growth in the portfolio. Total average loans, excluding covered assets, for the fourth quarter of 2008 were higher than the third quarter of 2008 by $5.4 billion (3.3 percent). Total commercial loans grew by $2.4 billion (4.3 percent) on a linked quarter basis, driven primarily by increases in corporate banking balances due to both customer account growth and increased line utilization. Total commercial real estate loans increased by $910 million (2.9 percent). Consumer lending continues to experience strong growth in installment products and home equity lines. In addition, credit card balances continue to show solid growth.
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

     Average covered assets of $5.2 billion consisted of loans and foreclosed real estate acquired in the Downey and PFF acquisitions that were covered under the Loss Sharing Agreements. Approximately 70 percent of covered assets are single family residential mortgages.
     Average investment securities in the fourth quarter of 2008 were $.6 billion (1.3 percent) lower than both the fourth quarter of 2007 and the third quarter of 2008.

AVERAGE DEPOSITS								Table 5
($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q08 vs	4Q08 vs	Full Year	Full Year	Percent
	2008	2008	2007	3Q08	4Q07	2008	2007	Change

Noninterest-bearing deposits	$31,639	$28,322	$26,869	11.7	17.8	$28,739	$27,364	5.0
Interest-bearing savings deposits
Interest checking	29,467	32,304	27,458	(8.8)	7.3	31,137	26,117	19.2
Money market savings	27,009	26,167	25,996	3.2	3.9	26,300	25,332	3.8
Savings accounts	7,657	5,531	5,100	38.4	50.1	5,929	5,306	11.7

Total of savings deposits	64,133	64,002	58,554	.2	9.5	63,366	56,755	11.6
Time certificates of deposit less than $100,000	15,414	12,669	14,539	21.7	6.0	13,583	14,654	(7.3)
Time deposits greater than $100,000	33,283	28,546	25,461	16.6	30.7	30,496	22,302	36.7

Total interest-bearing deposits	112,830	105,217	98,554	7.2	14.5	107,445	93,711	14.7

Total deposits	$144,469	$133,539	$125,423	8.2	15.2	$136,184	$121,075	12.5

     Average total deposits for the fourth quarter of 2008 increased $19.0 billion (15.2 percent) over the fourth quarter of 2007. Without the impact of acquisitions (Mellon 1st Business Bank, Downey and PFF), average total deposits increased $12.0 billion (9.6 percent). Noninterest-bearing deposits increased $4.8 billion (17.8 percent) year-over-year primarily related to Wealth Management & Securities Services, Corporate Banking and the impact of acquisitions. Average total savings deposits increased year-over-year by $5.6 billion (9.5 percent) due to an increase in average savings accounts of $2.6 billion (50.1 percent), primarily in Consumer Banking, a $2.0 billion increase (7.3 percent) in average interest checking balances, primarily the result of higher Consumer Banking balances, broker-dealer and institutional trust balances, and a $1.0 billion increase (3.9 percent) in average money market savings balances driven by higher balances from broker-dealers, Consumer Banking and the impact of acquisitions. Average time certificates of deposit less than $100,000 were higher in the fourth quarter of 2008 than in the fourth quarter of 2007 by $.9 billion (6.0 percent), primarily due to acquisitions. Average time deposits greater than $100,000 increased by $7.8 billion (30.7 percent) over the same period of 2007 as a result of the business lines’ ability to attract larger
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

customer deposits given current market conditions and the impact of acquisitions, as well as the Company’s wholesale funding decisions.
     Average total deposits increased $10.9 billion (8.2 percent) over the third quarter of 2008. Without the impact of the Downey and PFF acquisitions, average total deposits increased $5.8 billion (4.3 percent, 17.2 percent annualized). Average noninterest-bearing deposits for the fourth quarter of 2008 increased $3.3 billion (11.7 percent) over the prior quarter of 2008 due primarily to increases in broker-dealer and corporate trust deposits. Total average savings deposits increased modestly by $131 million (.2 percent) from the third quarter of 2008, as a strong increase in average savings accounts balances and an increase in average money market accounts were offset by a decline in average interest checking deposits. The 38.4 percent increase in average savings account balances on a linked quarter basis, and the 50.1 percent increase year-over-year, was principally the result of strong participation in a new savings product offered by Consumer Banking. The increase in average money market savings over the third quarter of 2008 was due primarily to higher broker-dealer and institutional trust balances. The decline in average interest checking deposits was primarily due to lower broker-dealer and institutional trust balances. Average time certificates less than $100,000 increased $2.7 billion (21.7 percent) over the prior quarter due to acquisitions, and average time deposits greater than $100,000 increased by $4.7 billion (16.6 percent) from the prior quarter, reflecting acquisitions and wholesale funding decisions.
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

NONINTEREST INCOME								Table 6
($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q08 vs	4Q08 vs	Full Year	Full Year	Percent
	2008	2008	2007	3Q08	4Q07	2008	2007	Change

Credit and debit card revenue	$256	$269	$285	(4.8)	(10.2)	$1,039	$958	8.5
Corporate payment products revenue	154	179	166	(14.0)	(7.2)	671	638	5.2
ATM processing services	95	94	84	1.1	13.1	366	327	11.9
Merchant processing services	271	300	281	(9.7)	(3.6)	1,151	1,108	3.9
Trust and investment management fees	300	329	344	(8.8)	(12.8)	1,314	1,339	(1.9)
Deposit service charges	260	286	277	(9.1)	(6.1)	1,081	1,077	.4
Treasury management fees	128	128	117	—	9.4	517	472	9.5
Commercial products revenue	131	132	121	(.8)	8.3	492	433	13.6
Mortgage banking revenue	23	61	48	(62.3)	(52.1)	270	259	4.2
Investment products fees and commissions	37	37	38	—	(2.6)	147	146	.7
Securities gains (losses), net	(253)	(411)	4	38.4	nm	(978)	15	nm
Other	61	8	46	nm	32.6	741	524	41.4

Total noninterest income	$1,463	$1,412	$1,811	3.6	(19.2)	$6,811	$7,296	(6.6)

Noninterest Income
     Fourth quarter noninterest income was $1,463 million; $348 million (19.2 percent) lower than the same quarter of 2007 and $51 million (3.6 percent) higher than the third quarter of 2008. Noninterest income declined from the fourth quarter of 2007, as fee-based revenue in a number of revenue categories was lower as deteriorating economic conditions adversely impacted consumer and business behavior. In addition, total noninterest income was unfavorably impacted by impairment charges related to structured investment securities and other market valuation losses and higher retail lease residual losses from a year ago, partially offset by a $59 million gain related to the Company’s ownership interests in Visa Inc (“Visa Gain”). Credit and debit card revenue, corporate payment products revenue and merchant processing services revenue were lower in the fourth quarter of 2008 than the same period of 2007 by $29 million (10.2 percent), $12 million (7.2 percent) and $10 million (3.6 percent), respectively. All categories were impacted by lower transaction volumes compared with the prior year’s quarter. Trust and investment management fees declined $44 million (12.8 percent) primarily due to the adverse impact of equity market conditions. Deposit service charges decreased $17 million (6.1 percent) year-over-year, primarily due to lower overdraft fees as customer spending declined. Mortgage banking revenue decreased $25 million (52.1 percent) due to an unfavorable net change in the valuation of mortgage servicing rights (“MSRs”) and related economic hedging activities, partially offset by increases in mortgage servicing income and production revenue. Net
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

securities gains (losses) were lower than a year ago by $257 million due to the impact of impairment charges primarily related to structured investment securities. ATM processing services increased by $11 million (13.1 percent), due to growth in transaction volumes and business expansion. Treasury management fees increased $11 million (9.4 percent), due primarily to the favorable impact of declining rates on customer earnings credits and account growth. Commercial products revenue increased $10 million (8.3 percent) year-over-year due to higher foreign exchange revenue, letters of credit and other commercial loan fees. Other income increased by $15 million year-over-year, as the Visa Gain and the net change in market valuation losses were partially offset by the adverse impact of higher retail lease residual losses and lower equity investment revenue.
     Noninterest income was higher by $51 million (3.6 percent) in the fourth quarter of 2008 than the third quarter of 2008, reflecting the Visa Gain and the favorable impact of lower securities impairments, partially offset by a decline in fee-based revenue due principally to the ongoing economic slowdown. Other income increased $53 million primarily due to the Visa Gain. Credit and debit card revenue decreased $13 million (4.8 percent), corporate payment products revenue decreased $25 million (14.0 percent), and merchant processing services revenue was lower by $29 million (9.7 percent) all due to lower transaction volumes. Trust and investment management fees were lower by $29 million (8.8 percent) on a linked quarter basis primarily due to the impact of market conditions. Deposit service charges decreased $26 million (9.1 percent) due to a decline in overdraft transactions. Mortgage banking revenue decreased $38 million (62.3 percent) from the third quarter of 2008, due to a decline in the fair value of MSRs net of economic hedging activity and lower production income, partially offset by an increase in servicing revenue.
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

NONINTEREST EXPENSE								Table 7
($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q08 vs	4Q08 vs	Full Year	Full Year	Percent
	2008	2008	2007	3Q08	4Q07	2008	2007	Change

Compensation	$770	$763	$690	.9	11.6	$3,039	$2,640	15.1
Employee benefits	124	125	119	(.8)	4.2	515	494	4.3
Net occupancy and equipment	202	199	188	1.5	7.4	781	738	5.8
Professional services	73	61	71	19.7	2.8	240	233	3.0
Marketing and business development	90	75	69	20.0	30.4	310	260	19.2
Technology and communications	156	153	148	2.0	5.4	598	561	6.6
Postage, printing and supplies	77	73	73	5.5	5.5	294	283	3.9
Other intangibles	93	88	93	5.7	—	355	376	(5.6)
Other	375	286	517	31.1	(27.5)	1,282	1,401	(8.5)

Total noninterest expense	$1,960	$1,823	$1,968	7.5	(.4)	$7,414	$6,986	6.1

Noninterest Expense
     Fourth quarter noninterest expense totaled $1,960 million, a decrease of $8 million (.4 percent) from the same quarter of 2007 and an increase of $137 million (7.5 percent) over the third quarter of 2008. Compensation expense increased $80 million (11.6 percent) over the same period of 2007 due to costs for acquired businesses, growth in ongoing bank operations and other initiatives and the adoption of a new accounting standard in 2008. Under this new accounting standard, compensation expense is no longer deferred for the origination of mortgage loans held for sale. Net occupancy and equipment expense increased $14 million (7.4 percent) over the fourth quarter of 2007, primarily due to acquisitions, as well as branch-based and other business expansion initiatives. Marketing and business development expense increased $21 million (30.4 percent) year-over-year due to the timing of Consumer Banking and retail payment product marketing programs and a national advertising campaign. Technology and communications expense increased $8 million (5.4 percent) year-over-year, primarily due to increased processing volumes and business expansion. These increases were offset by a decrease in other expense of $142 million (27.5 percent), due primarily to the $215 million Visa Charge recognized in the fourth quarter of 2007, partially offset by increased costs for other real estate owned, tax-advantaged projects, acquisitions and litigation.
     Noninterest expense in the fourth quarter of 2008 increased $137 million (7.5 percent) compared with the third quarter of 2008. This increase included costs for acquired businesses. In addition, professional services expense was seasonally higher; $12 million (19.7 percent) on a linked quarter basis.
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

Marketing and business development expense increased $15 million (20.0 percent) due primarily to the Company’s national advertising campaign and the timing of other product promotional campaigns. Other intangibles expense was higher compared with the third quarter of 2008 due to the Downey and PFF acquisitions. Other expense increased $89 million (31.1 percent) on a linked quarter basis due to increased litigation and other real estate owned-related costs, and the timing of costs related to tax-advantaged projects.
Provision for Income Taxes
     The provision for income taxes for the fourth quarter of 2008 resulted in a tax rate on a taxable-equivalent basis of 16.9 percent (effective tax rate of 7.6 percent) compared with 31.8 percent (effective tax rate of 30.7 percent) in the fourth quarter of 2007 and 28.7 percent (effective tax rate of 25.6 percent) in the third quarter of 2008. The decline in the effective tax rate reflects the marginal impact of the decline in pretax earnings. The Company expects the taxable-equivalent tax rate to be approximately 30 percent in 2009.
Acquired Loans and Other Assets
     Assets acquired in the Downey and PFF acquisitions are substantially covered under Loss Sharing Agreements with the FDIC. In accordance with current accounting standards, the Company identified non-revolving loans with credit deterioration and recorded these assets in the financial statements at their estimated fair market value to reflect expected credit losses and the estimated impact of the Loss Sharing Agreements. For all other acquired loans, the Company recorded the assets at the predecessors’ book value, net of fair value adjustments for any interest-rate related discount or premium, and an allowance for credit losses. The Company recorded foreclosed real estate at estimated fair value. The following table provides an overview of the predecessors’ net asset values of the loans and other real estate acquired from the FDIC (“contract value”), the book value recorded as of December 31, 2008, and the impact on average balances for the fourth quarter of 2008.
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

DOWNEY AND PFF ACQUISITIONS (a)			Table 8
($ in millions)
	12/31/08	12/31/08	4Q08 Average
	Contract Value	Book Value	Book Value

Covered assets
Loans	$13,347	$8,794	$3,947
Other real estate	465	274	150

Subtotal	13,812	9,068	4,097
Benefit of loss sharing agreement	—	2,382	1,108

Total covered assets	13,812	11,450	5,205
Other loans	825	715	250

Total loans and other real estate acquired	$14,637	$12,165	$5,455

(a) preliminary data
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

ALLOWANCE FOR CREDIT LOSSES					Table 9
($ in millions)	4Q	3Q	2Q	1Q	4Q
	2008	2008	2008	2008	2007

Balance, beginning of period	$2,898	$2,648	$2,435	$2,260	$2,260

Net charge-offs
Commercial	108	57	51	39	23
Lease financing	31	22	18	16	13

Total commercial	139	79	69	55	36
Commercial mortgages	14	9	6	4	3
Construction and development	63	56	12	8	7

Total commercial real estate	77	65	18	12	10

Residential mortgages	84	71	53	26	17

Credit card	169	149	139	108	88
Retail leasing	11	9	8	7	6
Home equity and second mortgages	52	48	48	30	22
Other retail	95	77	61	55	46

Total retail	327	283	256	200	162

Total net charge-offs, excluding covered assets	627	498	396	293	225
Covered assets	5	—	—	—	—

Total net charge-offs	632	498	396	293	225
Provision for credit losses	1,267	748	596	485	225
Acquisitions and other changes	106	—	13	(17)	—

Balance, end of period	$3,639	$2,898	$2,648	$2,435	$2,260

Components
Allowance for loan losses	$3,514	$2,767	$2,518	$2,251	$2,058
Liability for unfunded credit commitments	125	131	130	184	202

Total allowance for credit losses	$3,639	$2,898	$2,648	$2,435	$2,260

Gross charge-offs	$678	$544	$439	$348	$287
Gross recoveries	$46	$46	$43	$55	$62

Allowance for credit losses as a percentage of Period-end loans, excluding covered assets	2.09	1.71	1.60	1.54	1.47
Nonperforming loans, excluding covered assets	206	222	273	358	406
Nonperforming assets, excluding covered assets	184	194	233	288	328
Period-end loans	1.96	1.71	1.60	1.54	1.47
Nonperforming loans	151	222	273	358	406
Nonperforming assets	139	194	233	288	328
Credit Quality
     During the fourth quarter of 2008, credit losses and nonperforming assets continued to trend higher. The allowance for credit losses was $3,639 million at December 31, 2008, compared with $2,898 million at September 30, 2008, and $2,260 million at December 31, 2007. As a result of the continued stress in the residential housing markets, homebuilding and related industry sectors, and growth of the loan portfolios, the
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

Company has increased the allowance for credit losses by $1,379 million during 2008. The credit stress is reflected in higher delinquencies, nonperforming asset levels and net charge-offs relative to a year ago and the third quarter of 2008. Total net charge-offs in the fourth quarter of 2008 were $632 million, compared with the third quarter of 2008 net charge-offs of $498 million and the fourth quarter of 2007 net charge-offs of $225 million. The increase in total net charge-offs from a year ago was driven by factors affecting the residential housing markets as well as homebuilding and related industries, and credit costs associated with credit card and other consumer loan growth over the past several quarters.
     Commercial and commercial real estate loan net charge-offs increased to $216 million in the fourth quarter of 2008 (.96 percent of average loans outstanding) compared with $144 million (.66 percent of average loans outstanding) in the third quarter of 2008 and $46 million (.23 percent of average loans outstanding) in the fourth quarter of 2007. This increasing trend in commercial and commercial real estate losses reflected continuing stress within the portfolios, especially residential homebuilding and related industry sectors.
     Residential mortgage loan net charge-offs increased to $84 million in the fourth quarter of 2008 (1.43 percent of average loans outstanding) compared with $71 million (1.21 percent of average loans outstanding) in the third quarter of 2008 and $17 million (.30 percent of average loans outstanding) in the fourth quarter of 2007. The increased residential mortgage losses were primarily related to loans originated within the consumer finance division and reflected the impact of rising foreclosures on sub-prime mortgages and current economic conditions.
     Total retail loan net charge-offs were $327 million (2.21 percent of average loans outstanding) in the fourth quarter of 2008 compared with $283 million (1.98 percent of average loans outstanding) in the third quarter of 2008 and $162 million (1.28 percent of average loans outstanding) in the fourth quarter of 2007. The increased retail loan credit losses reflected the Company’s growth in credit card and consumer loan balances, as well as the adverse impact of current economic conditions on consumers. In addition, there were $5 million of net-charge-offs on loans under the Loss Sharing Agreements with the FDIC.
     The ratio of the allowance for credit losses to period-end loans not subject to Loss Sharing Agreements was 2.09 percent (1.96 percent of total period end loans) at December 31, 2008, compared with 1.71 percent at September 30, 2008, and 1.47 percent at December 31, 2007. The ratio of the allowance for credit losses to nonperforming loans was 151 percent (206 percent excluding covered assets) at December 31, 2008, compared with 222 percent at September 30, 2008, and 406 percent at December 31, 2007.
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

CREDIT RATIOS					Table 10
(Percent)	4Q	3Q	2Q	1Q	4Q
	2008	2008	2008	2008	2007

Net charge-offs ratios (a)
Commercial	.85	.47	.43	.34	.21
Lease financing	1.87	1.36	1.14	1.03	.86
Total commercial	.97	.58	.51	.43	.29

Commercial mortgages	.24	.16	.11	.08	.06
Construction and development	2.59	2.36	.52	.35	.31
Total commercial real estate	.94	.81	.24	.16	.14

Residential mortgages	1.43	1.21	.91	.46	.30

Credit card	5.18	4.85	4.84	3.93	3.29
Retail leasing	.86	.69	.58	.49	.39
Home equity and second mortgages	1.11	1.07	1.13	.73	.53
Other retail	1.70	1.41	1.16	1.25	1.05
Total retail	2.21	1.98	1.86	1.58	1.28

Total net charge-offs, excluding covered assets	1.45	1.19	.98	.76	.59

Covered assets	.38	—	—	—	—

Total net charge-offs	1.42	1.19	.98	.76	.59

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans (b)
Commercial	.13	.11	.09	.09	.07
Commercial real estate	.11	.05	.09	.13	.02
Residential mortgages	1.55	1.34	1.09	.98	.86
Retail	.82	.68	.63	.69	.68
Total loans, excluding covered assets	.56	.46	.41	.43	.38
Covered assets	5.13	—	—	—	—
Total loans	.84	.46	.41	.43	.38

Delinquent loan ratios - 90 days or more past due including nonperforming loans (b)
Commercial	.82	.76	.71	.60	.43
Commercial real estate	3.34	2.25	1.57	1.18	1.02
Residential mortgages	2.44	2.00	1.55	1.24	1.10
Retail	.97	.81	.74	.77	.73
Total loans, excluding covered assets	1.57	1.23	1.00	.86	.74
Covered assets	10.74	—	—	—	—
Total loans	2.14	1.23	1.00	.86	.74

(a)	annualized and calculated on average loan balances

(b)	ratios are expressed as a percent of ending loan balances
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

ASSET QUALITY					Table 11

($ in millions)
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2008	2008	2008	2008	2007

Nonperforming loans
Commercial	$290	$280	$265	$201	$128
Lease financing	102	85	75	64	53

Total commercial	392	365	340	265	181
Commercial mortgages	294	164	139	102	84
Construction and development	780	545	326	212	209

Total commercial real estate	1,074	709	465	314	293
Residential mortgages	210	155	108	59	54
Retail	92	74	58	42	29

Total nonperforming loans, excluding covered assets	1,768	1,303	971	680	557

Covered assets	643	—	—	—	—

Total nonperforming loans	2,411	1,303	971	680	557

Other real estate	190	164	142	141	111
Other nonperforming assets	23	25	22	24	22

Total nonperforming assets (a)	$2,624	$1,492	$1,135	$845	$690

Accruing loans 90 days or more past due, excluding covered assets	$967	$787	$687	$676	$584

Accruing loans 90 days or more past due	$1,554	$787	$687	$676	$584

Restructured loans that continue to accrue interest	$1,509	$1,180	$1,029	$695	$551

Nonperforming assets to loans plus ORE, excluding covered assets (%)	1.14	.88	.68	.53	.45
Nonperforming assets to loans plus ORE (%)	1.42	.88	.68	.53	.45

(a)	does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest
     Nonperforming assets at December 31, 2008, totaled $2,624 million, compared with $1,492 million at September 30, 2008, and $690 million at December 31, 2007. The current period included $643 million of nonperforming covered assets from the Downey and PFF acquisitions. Nonperforming covered assets were primarily related to foreclosed real estate and construction loans. The ratio of nonperforming assets to loans and other real estate was 1.42 percent (1.14 percent excluding covered assets) at December 31, 2008, compared with .88 percent at September 30, 2008, and .45 percent at December 31, 2007. The increase in nonperforming assets from a year ago including the Downey and PFF acquisitions was driven primarily by the residential construction portfolio and related industries, as well as the residential mortgage portfolio, an increase in foreclosed residential properties and the impact of the economic slowdown on other commercial customers. The Company expects nonperforming assets to continue to increase due to general economic
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

conditions and continuing stress in the residential mortgage portfolio and residential construction industry. Accruing loans 90 days or more past due increased to $1,554 million ($967 million excluding covered assets) at December 31, 2008, compared with $787 million at September 30, 2008, and $584 million at December 31, 2007. The year-over-year increase in delinquent loans that continue to accrue interest was primarily related to residential mortgages, credit cards and home equity loans. Restructured loans that continue to accrue interest have also increased from the fourth quarter of 2007 and the third quarter of 2008, reflecting the impact of restructurings for certain residential mortgage customers in light of current economic conditions. The Company expects this trend to continue in the near term as residential home valuations decline and certain borrowers take advantage of the Company’s mortgage loan restructuring programs.

CAPITAL POSITION					Table 12
($ in millions)	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2008	2008	2008	2008	2007

Total shareholders’ equity	$26,300	$21,675	$21,828	$21,572	$21,046
Tier 1 capital	24,426	18,877	18,624	18,543	17,539
Total risk-based capital	32,894	27,403	27,502	27,207	25,925

Tier 1 capital ratio	10.6%	8.5%	8.5%	8.6%	8.3%
Total risk-based capital ratio	14.3	12.3	12.5	12.6	12.2
Leverage ratio	9.8	8.0	7.9	8.1	7.9
Common equity to assets	6.9	8.2	8.2	8.3	8.4
Tangible common equity to assets	4.5	5.3	5.2	5.3	5.1
     On November 14, 2008, the Company issued to the U.S. Department of the Treasury, 6.6 million shares of cumulative perpetual preferred stock and warrants to purchase 32.7 million shares of the Company’s common stock at a price of $30.29 per common share for an aggregate purchase price of $6.6 billion in cash. As a result of this transaction, the Company’s total shareholders’ equity and capital ratios increased during the fourth quarter of 2008. Total shareholders’ equity was $26.3 billion at December 31, 2008, compared with $21.7 billion at September 30, 2008, and $21.0 billion at December 31, 2007. The Tier 1 capital ratio was 10.6 percent at December 31, 2008, compared with 8.5 percent at September 30, 2008, and 8.3 percent at December 31, 2007. The total risk-based capital ratio was 14.3 percent at December 31, 2008, compared with 12.3 percent at September 30, 2008, and 12.2 percent at December 31, 2007. The leverage ratio was 9.8 percent at December 31, 2008, compared with 8.0 percent at September 30, 2008, and 7.9 percent at December 31, 2007. Tangible common equity to assets was 4.5 percent at December 31, 2008,
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

compared with 5.3 percent at September 30, 2008, and 5.1 percent at December 31, 2007. The decline in this ratio was principally due to the Downey and PFF acquisitions. All regulatory ratios continue to be in excess of stated “well-capitalized” requirements.

COMMON SHARES					Table 13

(Millions)	4Q	3Q	2Q	1Q	4Q
	2008	2008	2008	2008	2007

Beginning shares outstanding	1,754	1,741	1,738	1,728	1,725
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	1	13	3	12	3
Shares repurchased	—	—	—	(2)	—

Ending shares outstanding	1,755	1,754	1,741	1,738	1,728

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)									Table 14
($ in millions)
	Net Income			Percent Change					4Q 2008
	4Q	3Q	4Q	4Q08 vs	4Q08 vs	Full Year	Full Year	Percent	Earnings
Business Line	2008	2008	2007	3Q08	4Q07	2008	2007	Change	Composition

Wholesale Banking	$282	$235	$281	20.0	.4	$1,017	$1,094	(7.0)	86%
Consumer Banking	209	274	431	(23.7)	(51.5)	1,203	1,830	(34.3)	63
Wealth Management & Securities Services	134	116	89	15.5	50.6	541	537	.7	41
Payment Services	235	269	314	(12.6)	(25.2)	1,068	1,068	—	71
Treasury and Corporate Support	(530)	(318)	(173)	(66.7)	nm	(883)	(205)	nm	(161)

Consolidated Company	$330	$576	$942	(42.7)	(65.0)	$2,946	$4,324	(31.9)	100%

(a)	preliminary data
Lines of Business
     Within the Company, financial performance is measured by major lines of business, which include Wholesale Banking, Consumer Banking, Wealth Management & Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2008, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.
     Wholesale Banking offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, and public sector clients. Wholesale Banking contributed $282 million of the Company’s net income in the fourth quarter of 2008, a .4 percent increase from the same period of 2007 and a 20.0 percent increase from the third quarter of 2008. Stronger net interest income year-over-year and an increase in fee-based revenue were offset by a $125 million increase in the provision for credit losses and an increase in total noninterest expense, driven primarily by the Mellon 1st Business Bank acquisition and other business initiatives. Net interest income increased $154 million year-over-year due to strong growth in average earning assets and deposits. Total noninterest income increased $7 million (3.2 percent) as growth in treasury management, letter of credit, commercial loan and foreign exchange fees was partially offset by lower earnings from equity investments. Total noninterest expense increased by $33 million (13.6 percent) over a year ago, primarily due to higher compensation and employee benefits expense related to the impact of an acquisition and other business initiatives. In addition, there was an increase in expenses related to other real estate owned and higher other intangibles expense. The provision for credit losses increased $125 million due to continued credit deterioration in the homebuilding, commercial home supplier and other commercial portfolios.
     Wholesale Banking’s contribution to net income in the fourth quarter of 2008 was $47 million (20.0 percent) higher than the third quarter of 2008. Strong growth in total net revenue (19.7 percent) was partially offset by modestly higher total noninterest expense (5.3 percent) and a $54 million increase in the provision for credit losses, reflecting higher net charge-offs. Total net revenue was higher on a linked quarter basis due to an increase in both net interest income (25.8 percent) and total noninterest income (5.1 percent). The increase in net interest income was due primarily to growth in average loan balances and a higher net interest margin. Total noninterest income increased on a linked quarter basis due to higher foreign exchange, letter of credit and capital markets revenue and the impact of net securities impairments recorded in the third quarter, partially offset by lower equity investment income, including an investment in
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

a commercial real estate business. Total noninterest expense increased $14 million (5.3 percent) due to increased costs related to other real estate owned and higher processing costs. The provision for credit losses increased due to higher net charge-offs.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATM processing. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking and 24-hour banking. Consumer Banking contributed $209 million of the Company’s net income in the fourth quarter of 2008, a 51.5 percent decrease from the same period of 2007 and a 23.7 percent decrease from the prior quarter. Within Consumer Banking, the retail banking division accounted for $205 million of the total contribution, a 50.4 percent decrease on a year-over-year basis and a 16.0 percent decrease from the prior quarter. The decrease in the retail banking division from the same period of 2007 was due to lower total net revenue, growth in total noninterest expense related to incremental business investments, including acquisitions, and an increase in the provision for credit losses. Net interest income for the retail banking division increased year-over-year as increases in average loan balances, average deposit balances and yield-related loan fees were partially offset by a decline in the margin benefit of deposits in a declining interest rate environment. Total noninterest income for the retail banking division decreased 20.0 percent from a year ago due to lower deposit service charges and retail lease revenue related to higher retail lease residual losses, partially offset by growth in revenue from ATM processing services. Total noninterest expense in the fourth quarter of 2008 increased 11.5 percent for the division over the same quarter of 2007, reflecting acquisitions, branch expansion initiatives, geographical promotional activities and customer service initiatives. In addition, the division experienced higher fraud losses and credit-related costs associated with other real estate owned and foreclosures. The provision for credit losses for the retail banking division was higher due to a $172 million year-over-year increase in net charge-offs, reflecting portfolio growth and credit deterioration in residential mortgages, home equity and other installment and consumer loan portfolios. In the fourth quarter of 2008, the mortgage banking division’s contribution was $4 million, a $14 million (77.8 percent) decrease from the same period of 2007. The decrease in the mortgage banking division’s contribution was a result of higher total noninterest expense and provision for credit losses, partially offset by higher total net revenue. The division’s total net revenue increased by $13 million (15.7 percent) over a year ago, reflecting an increase in net interest income and an increase in mortgage servicing income, and the favorable impact of the adoption of a new accounting
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

standard in early 2008, partially offset by an unfavorable net change in the valuation of MSRs and related economic hedging activities. As a result of higher rates and increased loan production and balances, net interest income increased $36 million year-over-year. Total noninterest expense for the mortgage banking division increased $25 million (46.3 percent) over the fourth quarter of 2007, primarily due to the impact on compensation expense of the adoption of a new accounting standard, higher production levels from a year ago and servicing costs associated with other real estate owned and foreclosures.
     Consumer Banking’s contribution in the fourth quarter of 2008 decreased $65 million (23.7 percent) compared with the third quarter of 2008. The retail banking division’s contribution decreased 16.0 percent on a linked quarter basis, primarily due to an increase in the provision for credit losses, lower deposit service charges and an increase in total noninterest expense, primarily driven by acquisitions. Total net revenue for the retail banking division increased $40 million (3.0 percent) as higher net interest income was partially offset by lower total noninterest income. Net interest income increased by 8.1 percent on a linked quarter basis due to growth in average loan and deposit balances. The decrease in total noninterest income was driven by lower deposit service charges. Total noninterest expense for the retail banking division increased $48 million (6.5 percent) on a linked quarter basis. This increase was due primarily to the impact of acquisitions on compensation and employee benefits expense, net occupancy and equipment expense and other intangibles expense. The provision for credit losses for the division reflected a $54 million increase in net charge-offs compared with the third quarter of 2008, reflecting higher consumer delinquencies. The contribution of the mortgage banking division decreased $26 million from the third quarter of 2008, driven primarily by lower total net revenue. Total net revenue decreased by 26.7 percent, principally due to an unfavorable net change in the valuation of MSRs and related economic hedging activities, partially offset by increases in mortgage servicing income and production revenue. Total noninterest expense in the mortgage banking division increased modestly by $2 million (2.6 percent) from the third quarter of 2008. In addition, the mortgage banking division’s provision for credit losses increased $3 million on a linked quarter basis.
     Wealth Management & Securities Services provides trust, private banking, financial advisory, investment management, retail brokerage services, insurance, custody and mutual fund servicing through five businesses: Wealth Management, Corporate Trust, FAF Advisors, Institutional Trust & Custody and Fund Services. Wealth Management & Securities Services contributed $134 million of the Company’s net income in the fourth quarter of 2008, a 50.6 percent increase compared with the same period of 2007 and a 15.5 percent increase from the third quarter of 2008. Total net revenue year-over-year increased $63 million
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

(15.7 percent). Net interest income increased by $25 million (19.2 percent) due primarily to the margin benefit of higher deposit balances, while total noninterest income increased by $38 million (14.0 percent) due primarily to the favorable impact of a $107 million market valuation loss recognized in the fourth quarter of 2007, partially offset by current quarter market valuation losses and the impact of unfavorable equity market conditions compared with a year ago. Total noninterest expense was 3.8 percent lower compared with the same quarter of 2007, reflecting lower compensation and employee benefits expense and other intangibles expense.
     The increase in the business line’s contribution in the fourth quarter of 2008 compared with the linked quarter was the result of higher net interest income and lower total noninterest expense, partially offset by the unfavorable impact of equity market conditions on fees.
     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services offerings are highly inter-related with banking products and services of the other lines of business and rely on access to the bank subsidiary’s settlement network, lower cost funding available to the Company, cross-selling opportunities and operating efficiencies. Payment Services contributed $235 million of the Company’s net income in the fourth quarter of 2008, a decrease of 25.2 percent from the same period of 2007 and a 12.6 percent decrease from the third quarter of 2008. The decline year-over-year was due primarily to an increase in the provision for credit losses driven by an increase in net charge-offs of $99 million, reflecting credit card portfolio growth, higher delinquency rates and changing economic conditions from a year ago. In addition, total noninterest expense increased $29 million (7.5 percent) year-over-year, primarily due to business expansion and marketing programs. These unfavorable variances were partially offset by an increase in total net revenue year-over-year due to higher net interest income (25.9 percent), partially offset by lower total noninterest income (7.4 percent). Net interest income increased due to strong growth in credit card balances and the timing of asset repricing. During the current quarter, all payment processing revenue categories were impacted by lower transaction volumes due to the economic climate.
     Payment Services’ contribution in the fourth quarter of 2008 decreased $34 million (12.6 percent) from the third quarter of 2008 primarily due to a decline in total net revenue (1.7 percent), an increase in total noninterest expense (3.5 percent) due to the timing of marketing programs and an increase in the provision for credit losses (12.4 percent) due to portfolio growth and changing economic conditions. Total net revenue declined $17 million (1.7 percent) compared with the third quarter of 2008. Net interest income increased
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

$46 million (18.7 percent) on a linked quarter basis due to loan growth and higher credit spreads. Total noninterest income declined 8.2 percent as the slowdown in the economy resulted in lower transaction volumes in all categories.
     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, asset securitization, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded a net loss of $530 million in the fourth quarter of 2008, compared with a net loss of $173 million in the fourth quarter of 2007 and a net loss of $318 million in the third quarter of 2008. Net interest income increased $100 million in the current quarter over the fourth quarter of 2007, reflecting the impact of the current rate environment, wholesale funding decisions and the Company’s asset/liability position. Total noninterest income decreased $218 million, primarily reflecting the impairment charges for structured investment securities. Total noninterest expense decreased $166 million primarily due to the Visa Charge recognized in the fourth quarter of 2007. The provision for credit losses increased $634 million reflecting incremental provision related to deterioration in credit quality within the loan portfolios due to stress in the residential real estate markets, including homebuilding and related industries, and the impact of economic conditions on all loan portfolios.
     Net income in the fourth quarter of 2008 was lower on a linked quarter basis due to the increase in the incremental provision for credit losses and higher acquisition and litigation expenses, partially offset by the net favorable impact of the securities impairments.
Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

RICHARD K. DAVIS, CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND ANDREW CECERE, VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS AT 8:00 AM (CT) ON WEDNESDAY, JANUARY 21, 2009. The conference call will be available by telephone or on the Internet. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 78901067. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Wednesday, January 21st, and will run through Wednesday, January 28th, at 11:00 PM (CT). To access the recorded message within the United States and Canada, dial 800-642-1687. If calling from outside the United States and Canada, please dial 706-645-9291 to access the recording. The conference ID is 78901067. To access the webcast go to usbank.com and click on “About U.S. Bancorp” and then “Investor/Shareholder Information”. The webcast link can be found under “Webcasts and Presentations”.
Minneapolis-based U.S. Bancorp (“USB”), with $266 billion in assets, is the parent company of U.S. Bank, the 6th largest commercial bank in the United States as of September 30, 2008. The Company operates 2,791 banking offices and 4,897 ATMs in 24 states, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.
Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including continued deterioration in general business and economic conditions and in the financial markets; changes in interest rates; deterioration in the credit quality of our loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in our investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk. A continuation of the recent turbulence in significant portions of the global financial markets, particularly if it worsens, could impact our performance, both directly by affecting our revenues and the value of our assets and liabilities, and indirectly by affecting our counterparties and the economy generally. Dramatic declines in the housing market in the past year have resulted in significant write-downs of asset values by financial institutions. Concerns about the stability of the financial markets generally have reduced the availability of funding to certain financial institutions, leading to a tightening of credit, reduction
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U.S. Bancorp Reports Fourth Quarter 2008 Results
January 21, 2009

of business activity, and increased market volatility. There can be no assurance that the Emergency Economic Stabilization Act of 2008, the actions taken by the U.S. Treasury Department thereunder, or any other governmental program, will help to stabilize the U.S. financial system or alleviate the industry or economic factors that may adversely impact our business. In addition, our business and financial performance could be impacted as the financial industry restructures in the current environment, by changes in the creditworthiness and performance of our counterparties, by changes in the competitive landscape, and by increased regulation or other adverse effects of recently enacted legislation and FDIC actions.
For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2007, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile,” and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.
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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Year Ended
(Dollars and Shares in Millions, Except Per Share Data)	December 31,		December 31,

(Unaudited)	2008	2007	2008	2007

Interest Income
Loans	$2,575	$2,730	$10,051	$10,627
Loans held for sale	53	72	227	277
Investment securities	477	541	1,984	2,095
Other interest income	36	36	156	137

Total interest income	3,141	3,379	12,418	13,136
Interest Expense
Deposits	392	722	1,881	2,754
Short-term borrowings	205	352	1,066	1,433
Long-term debt	423	564	1,739	2,260

Total interest expense	1,020	1,638	4,686	6,447

Net interest income	2,121	1,741	7,732	6,689
Provision for credit losses	1,267	225	3,096	792

Net interest income after provision for credit losses	854	1,516	4,636	5,897
Noninterest Income
Credit and debit card revenue	256	285	1,039	958
Corporate payment products revenue	154	166	671	638
ATM processing services	95	84	366	327
Merchant processing services	271	281	1,151	1,108
Trust and investment management fees	300	344	1,314	1,339
Deposit service charges	260	277	1,081	1,077
Treasury management fees	128	117	517	472
Commercial products revenue	131	121	492	433
Mortgage banking revenue	23	48	270	259
Investment products fees and commissions	37	38	147	146
Securities gains (losses), net	(253)	4	(978)	15
Other	61	46	741	524

Total noninterest income	1,463	1,811	6,811	7,296
Noninterest Expense
Compensation	770	690	3,039	2,640
Employee benefits	124	119	515	494
Net occupancy and equipment	202	188	781	738
Professional services	73	71	240	233
Marketing and business development	90	69	310	260
Technology and communications	156	148	598	561
Postage, printing and supplies	77	73	294	283
Other intangibles	93	93	355	376
Other	375	517	1,282	1,401

Total noninterest expense	1,960	1,968	7,414	6,986

Income before income taxes	357	1,359	4,033	6,207
Applicable income taxes	27	417	1,087	1,883

Net income	$330	$942	$2,946	$4,324

Net income applicable to common equity	$260	$927	$2,823	$4,264

Earnings per common share	$.15	$.54	$1.62	$2.46
Diluted earnings per common share	$.15	$.53	$1.61	$2.43
Dividends declared per common share	$.425	$.425	$1.700	$1.625
Average common shares outstanding	1,754	1,726	1,742	1,735
Average diluted common shares outstanding	1,764	1,746	1,757	1,758

U.S. Bancorp
Consolidated Ending Balance Sheet

	December 31,	December 31,
(Dollars in Millions)	2008	2007

Assets
Cash and due from banks	$6,859	$8,884
Investment securities
Held-to-maturity	53	74
Available-for-sale	39,468	43,042
Loans held for sale	3,210	4,819
Loans
Commercial	56,618	51,074
Commercial real estate	33,213	29,207
Residential mortgages	23,580	22,782
Retail	60,368	50,764

Total loans, excluding covered assets	173,779	153,827
Covered assets	11,450	—

Total loans	185,229	153,827
Less allowance for loan losses	(3,514)	(2,058)

Net loans	181,715	151,769
Premises and equipment	1,790	1,779
Goodwill	8,571	7,647
Other intangible assets	2,834	3,043
Other assets	21,412	16,558

Total assets	$265,912	$237,615

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$37,494	$33,334
Interest-bearing	85,886	72,458
Time deposits greater than $100,000	35,970	25,653

Total deposits	159,350	131,445
Short-term borrowings	33,983	32,370
Long-term debt	38,359	43,440
Other liabilities	7,920	9,314

Total liabilities	239,612	216,569
Shareholders’ equity
Preferred stock	7,931	1,000
Common stock	20	20
Capital surplus	5,830	5,749
Retained earnings	22,541	22,693
Less treasury stock	(6,659)	(7,480)
Other comprehensive income	(3,363)	(936)

Total shareholders’ equity	26,300	21,046

Total liabilities and shareholders’ equity	$265,912	$237,615